                         FIRESTONE COMMUNICATIONS, INC.
                        AMENDMENT TO EMPLOYMENT AGREEMENT

      This Amendment to the Employment Agreement between Firestone
Communications, Inc., a Delaware corporation ("Employer"), and LEONARD L.
FIRESTONE ("Employee") is made effective as of September 23, 2005.

      PRELIMINARY STATEMENT

      The Employer and Employee are parties to that certain Employment Agreement dated December 20, 2004, whereby Employee is employed as Chairman and Chief
Executive Officer of Employer (the "Agreement"). In connection with the terms of that certain Loan Agreement between the Employer and 12K, LLC (the "Loan"), and for various other good and valid business reasons, the parties desire to amend the Agreement in accordance with the following terms.

      NOW, THEREFORE, the Agreement is hereby amended effective September 23,
2005, in accordance with the following terms and conditions:

      1.    Section 3.1 of the Agreement is amended to provide that thirty-five percent (35%) of the Employee's base salary shall be deferred until the earlier to occur of: (a) Employer's net cash flow from operations exceeds $1.00 for a period of three (3) consecutive calendar quarters ("Cash Flow Threshold"); or
(b) the Loan is repaid in full. At such time as the Employer meets or exceeds the Cash Flow Threshold or the Loan is repaid in full, the deferred portion of the Employee's base salary shall be paid to Employee in a lump sum (without interest) and no further salary deferrals shall be applied pursuant to this
Amendment unless agreed to in writing by Employer and Employee. As stated in the
Agreement, Employee's annual base salary is currently $205,000. Therefore, the deferred portion of Employee's monthly base salary pursuant to this Amendment shall be equal to $5,979 per month.

      2.    Employee acknowledges and agrees that the deferral of Employee's base salary pursuant to this Amendment is a voluntary action agreed to by
Employee and shall not constitute "Good Reason" as defined in Section 1.9 of the
Agreement. In the event that Employee's employment with Employer terminates for any reason prior to the Employer attaining the Cash Flow Threshold, the deferred base salary shall be forfeited and Employer shall have no obligation to pay the deferred based salary. In addition, for purposes of determining any severance or post termination amounts payable to Employee under the Agreement, such amounts shall be reduced by the deferral percentage set forth in paragraph 1 of this
Amendment if the termination occurs prior to

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the Employer attaining the Cash Flow Threshold.

      3.    Except as specifically set forth herein, there are no other changes to the Agreement.

      This Amendment to Employment Agreement is executed by the parties hereto effective the date stated above.

                                          Firestone Communications, Inc.

                                          By /s/ Raymond K. Mason
                                             -----------------------------------
                                          Raymond K. Mason, Director and
                                          Chairman of the Compensation
                                          Committee of the Board of Directors

Signed in the Presence of:

/s/ Julie M. Haire                        /s/ Leonard L. Firestone
-------------------------------           --------------------------------------
Printed Name: Julie M. Haire              LEONARD L. FIRESTONE

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